Exhibit 10.45

MINOR SUPPLY AGREEMENT

(Single Works Engagement)

PURCHASER	Vast Solar Pty Ltd ABN 37 136 258 574, [***]
SUPPLIER	Contratos Y Diseños Industriales SA, [***]
DATE	10 July 2023

A.	The parties are in negotiation for the purpose of executing a contract supplying thermal storage tanks (Supply Agreement). This Minor Supply Agreement (Agreement) serves as a limited notice to proceed with the scope of works as defined in Schedule 1 (Works). The parties will use their respective best endeavours to negotiate and agree the Supply Agreement by no later than 30 November 2023.

B.	The Supplier agrees to supply the Works to the Purchaser in accordance with the terms and conditions set out in this Agreement (which includes the Schedules and any Appendices).

SCHEDULE ONE
CONTRACT INFORMATION

COMMENCEMENT DATE
END DATE

Unless otherwise specifically agreed upon in writing between the parties, this Agreement shall expire on the earlier of:

(a)       on completion of the Works; or

(b)       upon the execution of the Supply Agreement.

WORKS (See Schedule 3)	Preliminary Engineering Works
NON-EXCLUSIVE or EXCLUSIVE SUPPLY (Clause 1.7)	Non-exclusive
STANDARD TERMS	Attached as Appendix A to this Agreement and as published from time to time at www.vastsolar.com
KPIs (See Clause 0)	Not Applicable
INSURANCE (See clause 6)	RC Insurance with cover of not less than 2,5 million Euro
SERVICE LEVELS (See clause 0)	Not Applicable
PURCHASER’S RELATIONSHIP MANAGER	Kurt Drewes [***]

SUPPLIER’S RELATIONSHIP MANAGER	Sergio Davila Borraz [****]
SPECIAL TERMS (See Schedule 5)	1. Payment of the Fees will be applied to the Contract Price under the Supply Agreement.

PARTIES	Purchaser (As defined above)	Supplier (As defined above)
SIGNATURE	/s/ Craig Wood	/s/ Raul Andrea
NAME	Craig Wood	Raul Andrea
DATE SIGNED	11 July 2023	12 July 2023
POSITION	Chief Executive Officer	General Manager
ADDRESS	[***]	[***]

a.	The Purchaser has engaged the Supplier to supply the Works to it in accordance with this Agreement and the Supplier agrees to be bound by the terms set out in this Agreement.

1.	THE WORKS

1.1	The Supplier agrees to supply the Works set out in Schedule Three to the Purchaser and the Purchaser agrees to pay the Supplier the Fees set out in Schedule Three for the supply of the Works in accordance with this Agreement.

1.2	Payment by the Purchaser will be on account only, and will not be taken as an admission that the Works comply with the requirements of this Agreement.

1.3	The Supplier must ensure that the Works:

(a)	comply with all relevant laws, codes and standards, and the requirements of this Agreement;

(b)	are fit for the purposes stated in or reasonably contemplated by this Agreement; and

(c)	are consistent with the highest standards commonly adopted in the industry to which the Works relate.

1.4	The Fees will be adjusted from time to time in accordance with the Fees Review Procedures set out in Schedule Three.

1.5	The Purchaser may set off against any amount payable under or in connection with this Agreement any amount which the Purchaser claims is owed to the Purchaser by the Supplier.

1.6	The Purchaser may order the Works by presenting the Supplier with a Purchase Order which is based on the relevant quotation.

1.7	Where the Contract Information page provides for:

(a)	an exclusive supply arrangement in respect of all or some of the Works, the Purchaser will, subject to the Supplier’s compliance with this Agreement, purchase all of its requirements for those Works from the Supplier;

(b)	a non-exclusive supply arrangement in respect of all or some of the Works, the Purchaser may acquire Works from a third party during the Term.

2.	TERM

2.1	This Agreement begins on the Commencement Date and ends on the End Date unless terminated earlier in accordance with these Terms and Conditions or the Standard Terms.

3.	STANDARD TERMS

3.1	The Standard Terms (which are set out in Schedule Two) apply to this Agreement, in addition to the Terms set out below and the Special Terms. The version which is current at the time this Agreement was entered into is attached as an Appendix to this Agreement.

3.2	To the extent of any conflict or inconsistency between the Special Terms, the Standard Terms and the balance of the Agreement, the Special Terms prevail, then the balance of the terms of this Agreement, followed by the Standard Terms.

3.3	The Supplier agrees that the Standard Terms may be amended from time to time and the Purchaser will provide the Supplier with notification of any change to the Standard Terms.

3.4	In the event of a change of the Standard Terms the Supplier will within 14 days advise the Purchaser in writing of any objection to the new Standard Terms providing reasons.

3.5	Should the Supplier object to the changes in writing within the 14 days then until such time as the Purchaser agrees otherwise the Standard Terms which applied at the time of signing of this Agreement will continue to apply.

3.6	If the Supplier does not provide its written objection to the changes within the 14 day period the Supplier agrees that the new Standard Terms will apply to this Agreement.

4.	MARKET COMPETITIVE PRICING

4.1	The Supplier must ensure at all times during the Term of this Agreement that:

(a)	the current Fees which the Purchaser pays for the Works is no less favourable to the Purchaser than any price at which the Supplier supplies or offers to supply the Works or similar Works to any customer of the Supplier who purchases a similar volume from the Supplier; and

(b)	if at any time the Purchaser is able to purchase the Works from another Supplier at a price which is less than or equal to 5% less than the Fees then the Supplier must meet that price provided the terms of supply for that Works are similar to the terms of this Agreement.

5.	SPECIFICATIONS

5.1	Where a Specification has been agreed the Supplier must ensure that all Works supplied pursuant to this Agreement comply with the relevant Specification.

DEFECTIVE WORKS

5.2	The Supplier must, at its cost, remedy, rectify or re-perform (as determined by the Purchaser), in a timeframe determined by the Purchaser, any Works which do not comply with the requirements of this Agreement.

6.	INSURANCE AND INDEMNITY

6.1	Prior to the Commencement Date, the Supplier must take out and maintain at its sole cost and expense the Insurance (and will ensure that any of its sub-contractors are similarly insured) in respect of any potential liability, loss or damage that may arise relating to the performance of its obligations under this Agreement with an insurer who is, and on terms and for amounts, satisfactory to the Purchaser.

6.2	The Supplier agrees to provide evidence satisfactory to the Purchaser of the Insurance required under this clause 0. The Supplier also further agrees that, if requested (at any time) by the Purchaser, it will procure that the Purchaser’ interest or interests will be noted directly on such policy or policies.

6.3	If the Supplier fails to:

(a)	effect insurance in accordance with clause 6.1; or

(b)	provide insurance in accordance with clause 6.2; the Purchaser may defer payment under clause 1.1 until such time as the Supplier complies with its obligations under clauses 6.1 or 6.2.

6.4	The Supplier acknowledges that the taking out of the Insurance by it will not in any way limit or exclude its obligations to indemnify the Purchaser pursuant to the Standard Terms.

6.5	The Supplier indemnifies:

(a)	the Purchaser against any claim, damage, loss or liability suffered or incurred and arising from loss or damage to property or death or injury of persons, arising from the provision of the Works or a negligent act or omission of the Supplier; and

(b)	the Purchaser against any claim, damage, loss or liability that it suffers or incurs arising from any breach by the Supplier of this Agreement or any breach of law by the Supplier in performing the Works.

7.	INFORMATION AND CONFIDENTIALITY

7.1	In performing the Works, the Supplier must not (without the Purchaser’s consent) rely upon the accuracy, sufficiency or fitness for purpose of any information provided by or on behalf of the Purchaser.

7.2	The Supplier warrants that it has relied solely upon its own enquiries, investigations and due diligence in entering into this Agreement.

7.3	The Purchaser does not assume any responsibility or duty of care, and does not warrant or make any representation as to any information provided by or on behalf of the Principal.

7.4	The Supplier must not disclose to third parties or use for any purpose (other than for providing the Works) any:

(a)	confidential information; or

(b)	information relating to the Principal or the project related to the Works, that is disclosed or discovered by the Supplier in the course of or in connection with the provision of the Works.

7.5	The Supplier may disclose information referred to in clause 7.4 to the extent necessary in the provision of the Works to its professional advisors, provided the Supplier ensures that those recipients are also bound by a duty of confidentiality on the same terms as set out in clause 7.4.

8.	INTELLECTUAL PROPERTY

8.1	Each party hereby agrees that it has, and will have, no licence or other right to use the other party’s Intellectual Property, except as set out in this Agreement.

8.2	Unless otherwise agreed in writing by the parties and subject to clause 8.3, any improvements, developments or modifications to the:

(a)	the Purchaser Intellectual Property created by, or on behalf of, either party during the Term (including future copyright), will vest absolutely and automatically on creation in the Purchaser and to the extent created by the Supplier, the Supplier hereby assigns all such Intellectual Property to the Purchaser on and from creation; and

(b)	the Supplier’s Background Intellectual Property created by, or on behalf of, either party during the Term (including future copyright), will vest absolutely and automatically on creation in the Supplier and to the extent created by the Purchaser, the Purchaser hereby assigns all such Intellectual Property to the Supplier on and from creation, and the parties agree to do all such things as are necessary, including the execution of documents, to give effect to this clause.

8.3	Unless otherwise agreed in writing by the parties, any Services IP (including future copyright) will vest in the Purchaser absolutely and automatically on creation and the Supplier hereby assigns all such Intellectual Property to the Purchaser on and from creation. The Supplier agrees to do all such things as are necessary, including the execution of documents, to effect the assignment of title in the Services IP to the Purchaser.

8.4	The Supplier must, at any time on demand by the Purchaser, provide to the Purchaser all documents (including specifications), designs, plans, moulds, media, dies, tooling and other information, equipment and materials (including all copies) relating to Intellectual Property owned by or vested in the Purchaser under clause 8.2(a) or 8.3 (including any such information, equipment and/or materials held by third parties) or licensed to the Purchaser under clause 8.5.

8.5	The Supplier will retain all rights, title and interest in any the Supplier Background Intellectual Property provided that the Supplier grants to the Purchaser a non-exclusive, worldwide, perpetual, royalty-free, sub-licensable, and transferable (such transfer to be solely in connection with relevant Services IP) licence to use the Supplier Background Intellectual Property to the extent the Purchaser needs to use the Services IP for the Works. The Supplier agrees to provide the Purchaser with copies of any such information (including all specifications), equipment and materials relating to the Supplier Background Intellectual Property as the Purchaser may reasonably require from time to time.

8.6	Neither party shall knowingly do anything which may prejudice or infringe (except as is expressly permitted by this Agreement) the other party’s Intellectual Property.

8.7	The Supplier warrants to the Purchaser that the Works (including where applicable the use of any associated goods, materials and products) by the Supplier in accordance with this Agreement (including the Services IP created by the Supplier and owned by the Purchaser under clause 8.3, or the Supplier Background Intellectual Property licensed to the Purchaser under clause 8.5) will not infringe the Intellectual Property of a third party. The Supplier indemnifies the Purchaser for any claim, expense, direct loss, damage or cost (including legal costs incurred in defending any such claim on a party and party basis) arising from a breach of this warranty.

8.8	The Purchaser warrants to the Supplier that the use by the Supplier in accordance with this Agreement of the Purchaser Intellectual Property (excluding any Intellectual Property created by the Supplier) for the purposes of and to the extent strictly necessary for the Wroks in accordance with this Agreement will not infringe the Intellectual Property of a third party. The Purchaser indemnifies the Supplier for any claim, expense, loss, damage or cost (including legal costs incurred in defending any such claim on a full indemnity basis) arising from a breach of this warranty.

8.9	The Purchaser grants the Supplier a non-exclusive, non-transferable licence to use the Purchaser Intellectual Property and the Services IP until the for the Term of this Agreement solely for the purpose of, and to the extent strictly necessary for, the Works in accordance with this Agreement. The Supplier must ensure that each use of the Purchaser Intellectual Property is in a manner from time to time approved by the Purchaser (including any conditions attached to such consent).

8.10	The parties acknowledge and agree that all goodwill resulting from:

(a)	the Supplier’s use of the Purchaser Intellectual Property or the Services IP will accrue solely for the benefit of the Purchaser; and

(b)	the Purchaser’s use of the Supplier Background Intellectual Property will accrue solely for the benefit of the Supplier.

8.11	For the avoidance of doubt, nothing in this Agreement is to be interpreted as restricting the ability of the parties to from time to time enter into a separate agreement in relation to any Intellectual Property connected with the supply of the Works, which will prevail to the extent of any conflict with the terms of this Agreement when it is made clear that this is the parties’ intention.

9.	TERMINATION

9.1	The Purchaser may (in addition to any other provisions of this Agreement permitting termination) terminate this Agreement or any Purchase Order with immediate effect by giving notice of termination to the Supplier if the Supplier does not provide the Works or perform its obligations under this Agreement in a manner which is satisfactory to the Purchaser.

9.2	The Purchaser may terminate this Agreement or any Purchase Order at any time without cause by giving the Supplier three months notice of such termination and pay to the Supplier an equitable adjustment to include all amounts due for Works completed or due to be completed in accordance with the Agreement until such termination date.

10.	ASSIGNMENT AND NOVATION

10.1	The Purchaser may assign, novate or otherwise deal with any part of its rights and obligations to any person without the Supplier’s consent to any party with the financial capacity to continue to pay the Supplier in accordance with this Agreement.

10.2	The Supplier must not assign its rights or obligations in relation to the Works.

11.	SUBCONTRACTING

11.1	The Supplier cannot subcontract any part of the Works without the prior written consent of the Purchaser.

12.	WARRANTIES

12.1	The Supplier warrants to the Purchaser and agrees that:

(a)	in delivering the Works in conformity with the scope of the Agreement, the Supplier will exercise the skill, care and diligence expected of a skilled and competent professional practising in the particular fields relevant to the Works;

(b)	shall comply with all laws, regulations, rules and other requirements relating to the Works;

(c)	the Works will be suitable, appropriate and adequate for the purpose of the Supply Contract as contemplated by the Works set out in Schedule Three; and

(d)	the Works do not infringe any intellectual property contemplated in clause 0 above.

13.	RELATIONSHIP

13.1	Nothing in this Agreement and no action taken by the parties under this Agreement shall constitute a partnership, association, joint venture or other co-operative entity between the parties or constitute any party the partner, agent or legal representative of another.

14.	GOVERNING LAW AND JURISDICTION

14.1	This Agreement is governed by the law of New South Wales and each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of New South Wales.

15.	SPECIAL TERMS

15.1	To the extent of any conflict or inconsistency between the Special Terms and this the balance of the Agreement, the Special Terms prevail.

16.	DEFINITIONS

16.1	In this Agreement, unless the context otherwise requires:

“Standard Terms’’ means those terms published on the website listed on Schedule One from time to time. The version which is current at the time this Agreement was entered into is set out in the Appendix. “Business Day” means a day other than a Saturday, Sunday, bank holiday or public holiday on which registered banks are open for business in Melbourne. “Fees” means the price for the Works set out in Schedule Three of this Agreement and amended from time to time in accordance with the price review procedure set out in Appendix A of Schedule Three. “Insurance” means the insurance described in Schedule One.

“KPI” means any key performance indicator that is specified by the Purchaser in Schedule Four for the purpose of measuring the performance of the Supplier.

“Purchase Order” means an order as determined by the Purchaser which will specify the Works to be provided.

“Purchaser Intellectual Property” means the Intellectual Property of the Purchaser including, but not limited to, the:

(a)	the specification for the Works set out in a Purchase Order placed by the Purchaser with the Supplier for the Works, as amended by agreement in writing between the parties from time to time;

(b)	any materials, including all goods, printed material, electronic material, notices, artwork, drawings and graphics (in any form), trade dress, catch phrases, disclosure documents, advertising and promotional materials and documents supplied by the Purchaser to the Supplier for use in relation to the Works (if any);

(c)	(c) the Purchaser’s trade marks (if any); and

(d)	(d) any Intellectual Property of the Purchaser whether created pursuant to or before the date of this Agreement.

“Quarter” means each period of three months ending 31 March, 30 June, 30 September and 31 December during the term of this Agreement and includes the period from the Commencement Date until the next such occurring date.

“Supplier Background Intellectual Property” means the pre-existing Intellectual Property, (including know-how, methodologies and trade secrets) of the Supplier (if any) that has not been created specifically for or as a result of the supply of the Works.

“Works” means the Works set out in Schedule Three. “Services IP” means any Intellectual Property that is created by or on behalf of the Supplier specifically in relation to or for the purpose of the supply of the Works.

“Service Levels” means the relevant standards of service which the Supplier must achieve in supplying the Works to the Purchaser, as specified in Schedule Three.

“Specification” means the specification for the Works attached as an appendix to this Agreement.

SCHEDULE TWO

STANDARD TERMS

VAST SOLAR STANDARD TERMS OF PURCHASE
GOODS AND SERVICES

1.	DEFINITIONS

1.1	The following definitions are used in these Standard Terms:

(a)	“You” and “your” means the supplier of the goods or services to us as nominated on a Vast purchase order or contract by which Vast purchases any goods or services from you.

(b)	“We”, “our” and “us” means Vast or any Related Company that purchases the goods or services from You.

(c)	“Vast” means Vast Solar Pty Ltd ABN 37 136 258 574.

(d)	“Related Company” means any company that, directly or indirectly, is controlled by Vast.

2.	TERMS APPLYING

2.1	These terms apply to all purchases of goods and/or services from you.

2.2	Any terms or conditions of supply on any invoice or other document provided by you will be of no effect and will not replace or vary any of these terms and conditions unless we agree in writing.

3.	YOUR OBLIGATIONS

3.1	You must supply the goods and/or services in accordance with the terms of the purchase order and these terms.

3.2	You must hold ail consents, permits and licences necessary to provide the goods or perform the services.

3.3	Where the order includes provision of training or support and maintenance services you must promptly and/or at the correct intervals supply those services in accordance with best industry practice.

3.4	While on our sites you must at all time comply with:

(a)	Our site rules and site access and security requirements;

(b)	the provision of any relevant legislation, codes or standards; and

(c)	any other reasonable directions given by us.

4.	DELIVERY AND ACCEPTANCE

4.1	Unless otherwise directed by us, you must deliver the goods to or provide the services at the address shown on the purchase order.

4.2	Where the purchase order includes any installation by you, you must promptly complete installation by the date set out in the purchase order or if no date is provided in accordance with best practice, at times reasonably approved by us and with minimum disruption.

4.3	We may inspect, test and observe at all reasonable times the supply of the goods or services.

4.4	We may carry out any reasonable acceptance tests of any goods or services or any part thereof. If any goods or services fail any acceptance test you will at your cost immediately remedy any problem. You will assist us with testing as requested.

4.5	If you make part deliveries and/or fail to deliver the total quantities as stipulated on the relevant order we may cancel the entire order at no cost to ourselves and we may return any part deliveries to you at your cost.

4.6	Where a purchase order provides a time for delivery of the goods and/or services that time shall be the essence of the contract.

4.7	We may vary the delivery time and/or the delivery address at any time prior to delivery by providing you written notice of those changes.

4.8	TITLE AND RISK

4.9	Title to any goods (including any parts or items supplied as part of a service) passes to us on delivery, but where we pay any part of the price before delivery then title passes on payment.

4.10	Risk remains with you until completion of delivery and acceptance of the goods by us.

5.	PRICING

5.1	The price is as set out in the purchase order (unless otherwise agreed in writing) and is the only amount we must pay. Unless otherwise stated in the purchase order the price is in Australian dollars and is inclusive of all taxes including goods and services tax (“GST”), duties, fees or other government levies and charges.

5.2	Where you make a Taxable Supply, payment by us will be subject to receipt from you of a valid Tax Invoice.

5.3	We will pay for the goods delivered or services provided in accordance with these terms within 30 days from the end of the following month in which your Tax Invoice was received. The unit of measure detailed on the purchase order must be the unit of measure you invoice us in. The Tax Invoice must quote the purchase order number and be sent to the address specified on the purchase order.

6.	INTELLECTUAL PROPERTY

6.1	Where any license or other authorisation from any person is required to own, possess, use or resell any good or any component you will within the Price, and at no extra cost to us, procure an irrevocable and unrestricted authorisation or licence on a non-exclusive and transferable basis for us to own, possess, use and resell the good or component.

6.2	All proprietary rights in any intellectual property (including any design, data, specifications, know-how or any other form of intellectual property) that is specifically developed for us as part of the provision of any goods or service will become our property.

6.3	All confidential information and any intellectual property provided by us in connection with any purchase order remains at all times our confidential and proprietary information and may be used by you solely to complete the relevant order and for no other purpose. Any such information must be returned to us at any time on request.

7.	WARRANTIES

7.1	You warrant to us that:

(a)	each service will be performed promptly, with due diligence, care and skill, by appropriately trained.experienced and supervised persons and to the best industry standards and be fit for the expected purpose;

(b)	each good (and its components) will:

i           be fit for the expected use and purpose;

ii          conform to the specification, design, quality, quantity, configuration, description and samples agreed and approved by us (if any);

iii         be new and unused on delivery, and if a shelf/calendar life or utilisation life is applicable, at least 95% of such life remains on delivery;

iv         not be subject to any mortgage, charge, lien, encumbrance or retention of title;

v          be free from any defect (including any latent defect) in design, materials and workmanship and not emit any contaminant or hazardous substance;

(c)	our ownership, possession, use or resale of any good or the use or result of a service supplied by you will not infringe any proprietary or other intellectual property right or interest of any person and you must provide within the price any licence or other authorisation from any person necessary in order for us to obtain the full benefit and use of the goods or service; and

(d)	all goods supplied and/or services provided will comply with all applicable laws or regulations and you will, at your cost, hold and maintain in good standing all necessary licences, registrations, permits, authorisations, consents and approvals required by or from any governmental, provincial or local department or agency.

7.2	These warranties are additional to any other warranties given by you or implied by custom or law, whether statutory or otherwise. You will pass on to us the benefit of any warranty relating to the goods or service received from any other person so that we may have recourse against those persons either directly or through you.

7.3	You will promptly remedy each warranty claim to our reasonable satisfaction. Warranties start again for the full period on completion of remedying each defect. Without limitation to any other provision of these terms, if any defect which is a breach of a warranty results in us not receiving the expected performance or value from the good then you will at your own cost promptly replace the good or goods (with a full warranty) if requested by us.

8.	INDEMNITIES

8.1	You will indemnify and keep indemnified us, and our employees, agents and contractors (“Our Indemnified Parties”) against all claims, expenses, losses, damages and costs (“Liabilities”) (including all Liabilities arising as a result of damage to a third party’s property or injury to or death of any person, and all legal costs in relation to any Liabilities) sustained or incurred by any of Our Indemnified Parties arising from:

(a)	any breach of these Standard Terms by the You;

(b)	any breach by you of the terms of any agreement with us where these Standard Terms are incorporated in that Agreement;

(c)	any negligent or wrongful act or omission of Yours or any of Your employees, agents or contractors in the course of or related to the performance of, or failure to perform, any obligations of the Yours under these Standard Terms; or

(d)	any fraud, dishonesty, misrepresentation or wilful default of Yours.

9.	RIGHTS AND LIABILITIES

9.1	If you fail to comply with any obligation in these terms and fail to properly remedy the situation to our satisfaction within 5 working days after we notify you of the breach or failure, or if you are or become insolvent or bankrupt or go into receivership or liquidation or enter into any compromise with your creditors, then we may, without limitation to any other right or remedy under these terms or at law:

(a)	Cancel or suspend the purchase order or any uncompleted portion thereof;

(b)	set off against any amount we owe you, any sum you owe us or that we are claiming from you in respect of these terms;

(c)	recover from you any direct, indirect and consequential damage, loss or cost (including full legal costs) suffered by us.

9.2	Other than our obligation to pay the price, and except to the extent required by law, we have no liability whatsoever (including, but without limitation, in equity contract or tort, including negligence) to you or any other person for any loss of profits, income or savings, or for indirect or consequential damage, loss, cost or expense suffered by you or any other person.

9.3	Subject to clause 9.2, our liability to you (whether in contract or tort, including negligence) is limited to the price payable in respect of the relevant purchase order and we shall not be liable for any loss of profits, revenue, income or savings, or for indirect or consequential damage, loss, or cost.

10.	MISCELLANEOUS

10.1	These terms may only be amended in writing signed by an authorised representative of each party.

10.2	If any amount is payable by you to us we are entitled to set that amount off against any amount payable by us to you.

10.3	You may not assign or sub-contract any of your rights and obligations in respect of a purchase order or these standard terms.

10.4	Nothing in these terms evidences any employment relationship, partnership, joint venture or agency.

10.5	Any unlawful provision in these standard terms will be severed and the remaining provisions will be enforceable.

10.6	Neither party is liable for any failure or delay in performing an obligation if the failure or delay is due to a cause beyond the affected party’s reasonable control. An affected party must notify the other party of the cause and likely delay as soon as practicable.

10.7	No delay or failure to act is a waiver. No waiver is effective unless it is in writing. A waiver of a breach is not a waiver of any other breach.

10.8	These terms and conditions are governed by the laws in the State of New South Wales and the Commonwealth of Australia and you agree to submit to the exclusive jurisdiction of the courts of that State and the Commonwealth of Australia.

SCHEDULE THREE

WORKS and FEES

Part A - Works

a.	Preliminary design of foundation, Thermal analysis to check insulation behavior depending on proposed solutions by Suaval /supplier if required.

b.	Preliminary CFD simulations for the definition of the layout of the income/recirculation rings for 1 tank.

c.	Simulation of the supports for the recirculation ring in the walls/roof, confirmation of the viability of this option.

d.	Preliminary analysis of preheating of the tank, according to preheating supplier data.

e.	Analysis of the first melt of the salts and introduction in the tank according to melting supplier.

See annex 3.1 attached for the details of works above mentioned.

Consider whether a Specification is required to ensure that the Supplier supplies Works which are in compliance with the Specification.

Total Agreement price: [***]

Payment milestones:

15% advance payment at the signature of the contract of each position
85% final payment when VAST receive the deliverables of each position (monthly payment advance)

Work a.:	[***]

Work b:	[***]

Work c:	[***]

Work d:	[***]

Work e:	[***]

SCHEDULE FOUR

KPI’S AND SERVICE LEVELS

Not used.

SCHEDULE FIVE

SPECIAL TERMS

1.	If the Supply Agreement has been executed by the parties, all payments made by the Purchaser under this Agreement are in part payment of the ‘Contract Price’ under the Supply Contract, are made on account and will be deducted from the ‘Contract Price’ under the Supply Contract.

2.	The provisions in the Thermal Storage Tank Intellectual Property Agreement and Supply Agreement will prevail over clause 8 (Intellectual Property) of this Agreement.

[***]